Exhibit 99.1

a21, Inc. Announces January 12, 2009, as Deadline for Initial Bids and January 16, 2009, as Date of Bankruptcy Court Administered Auction of Assets

Jacksonville, FL – (PR Newswire) – December 22, 2008 – a21, Inc. (ATWOE.OB) today announced that the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division, has set the deadline for bids and the date of the auction of the U.S. assets of SuperStock, Inc., the stock of SuperStock’s U.K. subsidiary, and the assets of ArtSelect, Inc.  a21, Inc., Superstock, Inc., and ArtSelect, Inc. are currently being operated under the supervision of the bankruptcy court consistent with their December 4, 2008 voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Both the bidding and the auction are being conducted pursuant to separate motions filed by a21, Inc. to sell the U.S. assets of SuperStock, Inc. to Masterfile Corporation, and to sell the assets of ArtSelect, Inc. to Metaverse Corporation.  These sales are free of liens and encumbrances pursuant to Section 363 of the Bankruptcy Code, but are subject to higher and better bids at the auction.

The bankruptcy court has set Monday, January 12, 2009 as the last date to submit initial bids consistent with the instructions for bidders previously issued by the court.  The bankruptcy court has also set Friday, January 16, 2009 at 9:00 AM Eastern Time as the date of the auction of the aforementioned assets by interested bidders that meet the January 12, 2009 deadline.  The auction of assets will be held at the United States Courthouse Building, 300 North Hogan Street, Courtroom 4-A, Jacksonville, Florida 32202.

In addition to the auction of assets on January 16, 2009, the Bankruptcy Court will also have a hearing to approve the companies’ disclosure statement and combined plan of liquidation.

The Company is represented in the bankruptcy filing by Gardner Davis and Michael Kirwan of Foley & Lardner LLP.

The Company has established an internet website, http://www.a21group.com/bank.html, to provide information regarding the bankruptcy case, including copies of major pleadings and information for potential purchasers regarding the ArtSelect, Inc. business assets, the SuperStock, Inc. business assets, the bidding rules, and the auction process.

About a21
a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.mediamagnet.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com; www.postersetc.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.’s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.’s management.